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                     TRANSACTION SYSTEMS ARCHITECTS, INC.

   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER THE PRIVATE SECURITIES
                        LITIGATION REFORM ACT OF 1995

                      CERTAIN CAUTIONARY STATEMENTS AND
                                 RISK FACTORS

    Transaction Systems Architects, Inc. and its subsidiaries (collectively, the Company) or their representatives from time to time may make or may have made certain forward-looking statements, whether orally or in writing, including without limitation, any such statements made or to be made in the Management's Discussion and Analysis contained in its various SEC filings or orally in conferences or teleconferences. The Company wishes to ensure that such statements are accompanied by meaningful cautionary statements, so as to ensure to the fullest extent possible the protections of the safe harbor established in the Private Securities Litigation Reform Act of 1995.

    ACCORDINGLY, THE FORWARD-LOOKING STATEMENTS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO AND ARE ACCOMPANIED BY THE FOLLOWING MEANINGFUL CAUTIONARY STATEMENTS IDENTIFYING CERTAIN IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

    This list of factors is likely not exhaustive. The Company operates in a rapidly changing and evolving business involving electronic commerce and payments, and new risk factors will likely emerge. Management cannot predict all of the important risk factors, nor can it assess the impact, if any, of such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those in any forward-looking statements.

    ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT FORWARD-LOOKING STATEMENTS WILL BE ACCURATE INDICATORS OF FUTURE ACTUAL RESULTS AND IT IS LIKELY THAT ACTUAL RESULTS WILL DIFFER FROM RESULTS PROJECTED IN FORWARD-LOOKING STATEMENTS. SUCH DIFFERENCES MAY BE MATERIAL.



RELIANCE ON BASE24; LACK OF PRODUCT DIVERSIFICATION

    The Company has derived a substantial majority of its total revenues from licensing its BASE24 family of software products and providing services and maintenance related to those products. The BASE24 products and related services and maintenance are expected to provide the substantial majority of the Company's revenues in the foreseeable future. The Company's results will depend upon continued market acceptance of its BASE24 products and related services as well as the Company's ability to continue to adapt and modify them to meet the changing needs of its customers. Any reduction in demand for, or increase in competition with respect to, BASE24 products would have a material adverse effect on the Company's financial condition and results of operations.


INTERNATIONAL OPERATIONS

    The Company has derived a majority of its total revenues from sales to customers outside the United States. International operations generally are subject to certain risks, including difficulties in staffing and management, reliance on independent distributors, fluctuations in foreign currency exchange rates, compliance with foreign regulatory requirements, variability of foreign economic conditions and changing restrictions imposed by U.S. export laws. There can be no assurance that the Company will be able to manage the risks related to selling its products and services in international markets.



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DEPENDENCE ON BANKING INDUSTRY

    The Company's business is concentrated in the banking industry, making the Company susceptible to a downturn in that industry. For example, a decrease in bank spending for software and related services could result in a smaller overall market for electronic payment software. Furthermore, U.S. banks are continuing to consolidate, decreasing the overall potential number of buyers for the Company's products and services. These factors as well as others negatively affecting the banking industry could have a material adverse effect on the Company's financial condition and results of operations.


RELATIONSHIP WITH TANDEM

    Historically, the Company has derived a substantial portion of its total revenues from the licensing of software products that operate on Tandem computers. The BASE24 product line runs exclusively on Tandem computers. These products are expected to provide a substantial portion of the Company's revenues in the foreseeable future. The Company's future results depend on market acceptance of Tandem computers and the financial success of Tandem. Any reduction in demand for these computers or in Tandem's ability to deliver products on a timely basis could have a material adverse effect on the Company's financial condition and results of operations.

    Although the Company has several written agreements with Tandem, none of those agreements governs the primary relationship between the Company and Tandem, which is that the Company's major product line, BASE24, runs exclusively on Tandem computers. While the cooperation and past affiliation between the Company and Tandem have facilitated the Company's ability to develop and market Tandem-compatible products, this cooperation is not mandated by contract, and the cessation of such cooperation would adversely affect the Company's business. None of the Company's agreements with Tandem would protect the Company if Tandem's cooperation ceased or if Tandem were unable to deliver products on a timely basis. The written agreements cover such discrete matters as commissions on the sale of certain Tandem products and the distribution of the Company's products by Tandem affiliates in a limited number of countries.

MANAGEMENT OF GROWTH

    The Company is experiencing a period of growth which is placing demands on its managerial and operations resources. The Company's inability to manage its growth effectively or to maintain its current level of growth could have a material adverse effect on its financial condition and results of operations.


ATTRACTION AND RETENTION OF KEY PERSONNEL

    The Company's success depends on certain of its executive officers, the loss of one or more of whom could have a material adverse effect on the Company's financial condition and results of operations. None of the Company's U.S.-based executive officers is a party to an employment agreement. The Company believes that its future success also depends on its ability to attract and retain highly-skilled technical, managerial and marketing personnel, including, in particular, additional personnel in the areas of research and development and technical support. Competition for personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires.


                                       -2-

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COMPETITION

    The market for electronic payment software is highly competitive. Many applications software vendors offer products that are directly competitive with BASE24 and other products of the Company. The Company also experiences competition from software developed internally by potential customers and experiences competition for its consulting services from professional services organizations. In addition, processing companies provide services similar to those made possible by the Company's products. Many of the Company's current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than the Company. Current and potential competitors, including providers of transaction-based software, processing, or professional services, may establish cooperative relationships with one another or with third parties to compete more effectively against the Company. It is also possible that new competitors may emerge and acquire market share. In either case, the Company's financial condition and results of operations could be adversely affected.


NEW PRODUCTS AND TECHNOLOGICAL CHANGE

    The market for software in general is characterized by rapid change in computer hardware and software technology and is highly competitive with respect to the need for timely product innovation and new product introductions. The Company believes that its future success depends upon its ability to enhance its current applications and develop new products that address the increasingly complex needs of customers. In particular, the Company believes that it must continue to respond quickly to users' needs for additional functionality and multi-platform support. The introduction and marketing of new or enhanced products requires the Company to manage the transition from current products in order to minimize disruption in customer purchasing patterns. There can be no assurance that the Company will continue to be successful in the timely development and marketing of product enhancements or new products that respond to technological advances, that its new products will adequately address the changing needs of the domestic and international markets or that it will successfully manage the transition from current products.

    The Company is continually developing new products, product versions and individual features within a large, complex software system. Development projects can be lengthy and are subject to changing requirements, programming difficulties and unforeseen factors which can result in delays in the introduction of new products and features. Delays could have a material adverse effect on the Company's financial condition and results of operations.

    In addition, new products, versions or features, when first released by the Company, may contain undetected errors that, despite testing by the Company, are discovered only after a product has been installed and used by customers. To date, undetected errors have not caused significant delays in product introduction and installation or required substantial design modifications. However, there can be no assurance that the Company will avoid problems of this type in the future.

    A substantial majority of the Company's license fee revenue is generated by licenses for software products designed to run on fault-tolerant or mainframe computers. Industry sources indicate that sales of mainframe computers are declining on a unit basis, and the Company expects this trend to continue. The Company has developed, and continues to develop, certain products for other platforms, but to date revenues from these products have not been significant. There can be no assurance that the Company will be successful in selling these software products or other products under development. The Company's failure in this regard could have a material adverse effect on its financial condition and results of operations.

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DEPENDENCE ON PROPRIETARY TECHNOLOGY

    The Company relies on a combination of trade secret and copyright laws, nondisclosure and other contractual and technical measures to protect its proprietary rights in its products. There can be no assurance that these provisions will be adequate to protect its proprietary rights. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Although the Company believes that its intellectual property rights do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company.


VARIABILITY OF QUARTERLY OPERATING RESULTS

    The Company's quarterly revenues and operating results may fluctuate depending on the timing of executed contracts, license upgrades and the delivery of contracted business during the quarter. In addition, quarterly operating results may fluctuate due to the extent of commissions associated with third party product sales, timing of the Company's hiring of additional staff, new product development and other expenses. No assurance can be given that operating results will not vary due to these factors. Fluctuations in quarterly operating results may result in volatility in the Company's stock price.


CUSTOMER CANCELLATION OF CONTRACTS

    The Company derives a substantial portion of its total revenues from maintenance fees and monthly software license fees pursuant to contracts which the customer has the right to cancel. A substantial number of cancellations of these maintenance or monthly license fee contracts would have a material adverse effect on the Company's financial condition and results of operations.


POSSIBLE VOLATILITY OF STOCK PRICE

    The stock market has from time to time experienced extreme price and volume fluctuations, particularly in the high technology sector, which have often been unrelated to the operating performance of particular companies. Any announcement with respect to any variance in revenue or earnings from levels generally expected by securities analysts for a given period could have an immediate and significant effect on the trading price of the Class A Common
Stock.   In addition, factors such as announcements of technological innovations or new products by the Company, its competitors or other third parties, as well as changing market conditions in the computer software or hardware industries, may have a significant impact on the market price of the Class A Common Stock.


CONTROL BY EXISTING STOCKHOLDERS

    The Company's directors and officers and their affiliates in the aggregate beneficially own a substantial percentage of the outstanding Class A Common Stock. As a result, these stockholders, if acting together, would be able to influence most matters requiring approval by the Company's stockholders, including the election of directors. In addition, the Company's Certificate of Incorporation contains provisions that may discourage acquisition bids for the Company. The effect of such provisions may be to limit the price that investors might be willing to pay in the future for shares of the Class A Common Stock.

YEAR 2000

    Management has initiated a Company-wide Year 2000 program to analyze:
(1) software developed by the Company which is licensed to customers (2) IT systems utilized by the Company consisting of applications developed in-house and purchased from third party suppliers and (3) non-IT systems and embedded technology which are integral components of the infrastructure of the Company. There could be a material adverse effect on the financial condition and results of operations of the Company if the actions taken by the Company to mitigate its risk associated with the Year 2000 prove to be inadequate. Risk factors include, without limitation: (i) the failure of existing or future customers to achieve Year 2000 compliance, (ii) the failure of computer hardware system providers on which the Company and its customers rely or other vendors or service providers of the Company or its customers to timely achieve Year 2000 compliance, (iii) the Company's products and systems not containing all necessary date code changes, (iv) the failure of the Company's analysis and testing to detect operational problems in IT and non-IT systems utilized by the Company or in the Company's products or services, whether such failure results from the technical inadequacy of the Company's validation and testing efforts, the technological unfeasibility of testing certain non-IT systems, and the unavailability of customers or other third parties to participate in testing, (v) potential litigation arising out of Year 2000 issues, with respect to providers of software and related technical and consulting services such as the Company generally, and particularly in light of the numerous interfaces between the Company's products and products and systems of third parties which are required to successfully utilize the Company's products which could involve the Company in expensive, multiple party litigation even though the Company may have no responsibility for the alleged problem, and (iv) the failure to timely implement a contingency plan to the extent Year 2000 compliance is not achieved. See "Year 2000" in Management Discussion and Analysis of Financial Condition and Results of Operations for additional disclosure on the Year
2000 risks.

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